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                                                                     EXHIBIT 4.4

                             STOCK OPTION AGREEMENT
                TO BE EXECUTED BETWEEN BEVERLY ENTERPRISES, INC.
                              AND ROBERT C. CROSBY


         This Agreement between Beverly Enterprises, Inc., a Delaware corporation (the "Company") and Robert C. Crosby, an individual and resident of the State of Tennessee (the "Optionee") dated September 2, 1994 (the "Effective Time") relates to an agreement dated May 25, 1992 (the "Old Option Agreement") by and between American Transitional Hospitals, Inc., a Delaware corporation ("ATH") and the Optionee.

         In accordance with an agreement and plan of merger, dated June 22, 1994 (the "Merger Agreement") by and among the Company, ATH Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Beverly ("Acquisition") and ATH on the Effective Time, Acquisition was merged with and into ATH, whereupon ATH as the surviving corporation, became a wholly-owned subsidiary of the Company (the "Merger").

         Pursuant to the Merger Agreement and as part of the Merger, the Company assumed and modified the option granted pursuant to the Old Option Agreement, such that the Optionee may only receive shares of the Company's common stock upon exercise of the option. The number of shares of common stock issuable upon the exercise of the option under the Old Option Agreement and the exercise price therefor have been modified in accordance with the Merger Agreement and are equal to the respective amounts described in Section 1 below.

         1. The Option. The Optionee may, at his option, purchase all or any part of an aggregate of 38,548 shares of the common stock, $.10 par value per share, of the Company (the "Optioned Shares"), at the exercise price of $.83 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

         2. Exercise and Term. From and after the Effective Time and subject to the limitations imposed by Section 4 hereof, the Option shall be fully vested and be exercisable for the Optioned Shares provided, however, that the Option shall expire and terminate on May 25, 2002.

         3. Representations of Optionee. The Optionee hereby expressly acknowledges, represents and agrees as follows:

                          (a) Optionee is acquiring the Option and the Optioned Shares for investment for his own account and not with a view to the distribution thereof, within the meaning of such term as used in the Securities Act of 1933, as amended (the "Act"), or any rule or regulation thereunder, in violation of the Act or any such rules.
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                          (b)  Optionee has such knowledge and experience in
                 financial and business matters that he is capable of evaluating the merits and economic risks of an investment in the Optioned Shares.

                          (c) Optionee is able to bear the economic risks of an investment in the Optioned Shares for an indefinite period of time and to bear a complete loss of the investment. Optionee is aware that the Option has not been and the Optioned Shares have not been registered under the Act or any state securities laws, that the Optioned Shares must be held indefinitely unless they are subsequently registered or sold pursuant to Rule 144 or another available exemption from registration.

                          (d) Optionee understands and acknowledges that a stop order may be placed against the transfer of the Optioned Shares with the Company's transfer agent, subject to compliance with the Act and the applicable rules thereunder. Optionee understands that each certificate representing the Optioned Shares will bear a legend prohibiting the sale or transfer of the Optioned Shares except in a transaction in compliance with the registration provisions of the Act, pursuant to Rule 144 or pursuant to another applicable exemption form such registration provisions and upon compliance with applicable state securities laws.

         4. Representation and Warranties. As a condition to the exercise of any portion of the Option, the Company may require the Optionee to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation.
The Optionee understands and agrees that he shall not have any of the rights of a stockholder with respect to the Optioned Shares until he has exercised the Option, paid the Option Price, and been issued a stock certificate for the purchased shares.

         5. Options Not Transferrable. The Option may be exercised during the lifetime of the Optionee only by the Optionee. The Optionee's rights and interest under this Agreement and in and to the Option may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred in any manner, either voluntarily or involuntarily by operation of law, except by Will or the laws of descent or distribution.

         6. Manner of Exercise. Subject to the terms and conditions hereof, Optionee may exercise the Option assumed hereby as to all or any portion of the Optioned Shares at any time, and from time to time, pursuant to Section 2 hereof, by giving written notice to the Company and tendering to the Company the Option Price in





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cash or stock of the Company.  The Optionee shall not be deemed to be a holder of any shares covered by the Option assumed hereby unless and until written notice is given in the proper manner, the Option Price is paid in full, any and all documents pertaining to restrictions of the Optioned Shares are signed by Optionee, and the certificates representing such Optioned Shares are transferred to Optionee.

         7. Termination of Employment. In the event that Optionee shall cease to be in the employ of the Company for any reason other than Optionee's disability, death, or retirement, the unexpired and unexercised portion of the Option granted to such Optionee shall terminate sixty (60) days from and after the actual date of termination of employment, unless the Option expires by its terms on an earlier date.

         8. Disability. In the event that Optionee shall cease to be in the employ of the Company by reason of Optionee's disability, the unexercised portion of the Option granted to the Optionee pursuant to Section 2 hereof shall terminate on the date that is six (6) months from and after the date that Optionee's employment with the Company was terminated by reason of his disability. For this purpose, Optionee shall be deemed disabled if he is unable to engage in any gainful activity by reason of any medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than 12 months, or which can be expected to result in death, unless the Option expires by its terms on an earlier date.

         9. Retirement. In the event that Optionee terminates his employment by reason of Optionee's retirement, the unexercised portion of the Option granted to the Optionee pursuant to Section 2 hereof shall terminate on the date that is six (6) months from the date such Optionee's employment with the Company was terminated by reason of Optionee's retirement, unless the Option expires by its terms on an earlier date.

         10. Death. In the event that Optionee dies while in the employ of the Company, the unexercised portion of the Option granted to the Optionee hereunder and exercisable pursuant to Section 2 hereof shall be exercisable within the six (6) month period commencing on the date of Optionee's death, unless the Option expires sooner under this term, and then only (i) by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's Will or the laws of descent and distribution, and (ii) if and to the extent that Optionee was entitled to exercise the Option on the date of Optionee's death. The Option, to the extent not exercised within the above period after the date of Optionee's death, shall terminate upon expiration of the period.





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         11.  Adjustments Upon Chances in Capitalization and Reorganization.

         (a) If the Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of share, merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, without compensation therefor in money, resources or property, the remaining shares subject to the Option assumed hereby and the Option Price attributable thereto shall be appropriately adjusted to reflect the applicable changes.

         (b) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while the Option assumed remains outstanding (i) subject to the provisions of clause (ii) below, after the effective date of such merger, consolidation or sale, as the case may be, Optionee shall be so entitled, upon exercise of the Option assumed hereby, to receive, in lieu of shares of Common Stock of the Company, shares of such stock or other securities as the holders of shares of Common Stock of the Company received pursuant to the terms of the merger, consolidation or sale, or (ii) the Option assumed hereby may be canceled by the Board of Directors of the Company as of the effective date of any such merger, consolidation, liquidation or sale provided that (1) notice of such cancellation shall be given to Optionee and (2) Optionee shall have the right to exercise the Option with respect to the Optioned Shares to which the Optionee is entitled pursuant to
Section 2 hereof during a thirty (30) day period preceding the effective date of such merger, consolidation, liquidation, sale or acquisition.

         12. No Enlargement of Employee Rights. Nothing in this Agreement shall be construed to confer upon the Optionee any right to continued employment with the Company, or to restrict in any way the right of the Company to terminate Optionee's employment.

         13. Withholding of Taxes. Optionee authorizes the Company to withhold, in accordance with any applicable law, from any compensation payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the issuance of stock pursuant to the exercise of the Option.

         14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.





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         15.  Agreement Binding on Successors.  The terms of this Agreement shall be binding upon the executors, administrators, heirs and successors of the Optionee.

         16. Cost of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

         17. Necessary Acts. The Optionee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities law.

         18. Notice. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

                 Company:                  Beverly Enterprises, Inc.
                                           5111 Rogers Avenue, Suite 40-A
                                           Fort Smith, Arkansas  72919-1000
                                           Attention:  David R. Banks,
                                                       Chairman, President and
                                                       Chief Executive Officer

                 Optionee:                 Robert C. Crosby
                                           211 Lewisburg Avenue
                                           Franklin, Tennessee  37064

or to such other address as either party may designate in writing to the other.

         19. Counterparts. For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself, and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

         20. Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions were not contained herein.





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         21.  Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

         IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement effective as of the date first written hereinabove.

COMPANY:                                   BEVERLY ENTERPRISES, INC.

                                           By: /s/ SCOTT M. TABAKIN,
                                                   Scott M. Tabakin,
                                                   Vice President, Controller
                                                   and Chief Accounting Officer


OPTIONEE:                                  /s/ ROBERT C. CROSBY
                                           Robert C. Crosby, an individual and
                                           resident of the State of Tennessee





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